Filed pursuant to Rule 424(b)(3)
File No. 333-289059

FS MVP Private Markets Fund

Supplement dated August 19, 2025, to the

Statement of Additional Information (“SAI”) dated July 29, 2025

Effective immediately, the table entitled “INTERESTED TRUSTEES AND OFFICERS” on page 15 of the SAI is deleted in its entirety and replaced with the following:

INTERESTED TRUSTEES AND OFFICERS

NAME, ADDRESS AND YEAR OF BIRTH[1]	POSITION(S) WITH THE FUND	LENGTH OF TIME SERVED[2]	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	PORTFOLIOS IN FUND COMPLEX OVERSEEN BY TRUSTEE[3]	OTHER DIRECTORSHIPS[4] HELD BY TRUSTEE
Brooks Lindberg[5], 1972	Trustee	Since Inception	Managing Director (since 20206) at Future Standard; Private investor (2016- 2020).	1	N/A
Michael C. Forman, 1961	Chief Executive Officer	Since August 2025	Chairman and Chief Executive Officer, Future Standard	N/A	N/A
Scott Higbee, 1973	President	Since Inception	Managing Director (since 20206) at Future Standard; Senior Managing Director (2015-2020) at Goldpoint Partners (private equity firm).	N/A	N/A
William Goebel, 1974	Treasurer	Since August 2025	Managing Director, Fund Finance, Future Standard	N/A	N/A
Daniel Dwyer, 1970	Secretary	Since Inception	Chief Compliance Officer (since 20136) at Future Standard.	N/A	N/A
Theodore J. Uhl 1974	Chief Compliance Officer	Since October 2023	Vice President/Fund Chief Compliance Officer at SS&C Registered Fund Services (since 2010)	N/A	N/A

(1)	The business address for each Trustee and Mr. Lindberg, Mr. Higbee and Mr. Dwyer is 9 Old Kings Highway South, Darien, Connecticut 06820. The business address for Mr. Forman and Mr. Goebel is 201 Rouse Boulevard, Philadelphia, PA 19112
(2)	Each Officer serves an indefinite term, until his successor is elected.
(3)	The complex consists of the Fund.
(4)	Includes any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered under the Investment Company Act.
(5) (6)

Mr. Lindberg is an “interested person” (as that term is defined in the Investment Company Act) because of his affiliations with the Adviser.

Mr. Lindberg, Mr. Higbee and Mr. Dwyer’s principal employer was Portfolio Advisors, LLC until Portfolio Advisors became a subsidiary of Future Standard in 2023.

Please retain this Supplement with the SAI for future reference.